                       PLEASE READ THIS CONTRACT CAREFULLY

THE DEATH BENEFIT AND CONTRACT VALUE, WHEN BASED ON THE INVESTMENT PERFORMANCE OF THE VARIABLE ACCOUNT, MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED AS TO A FIXED DOLLAR AMOUNT. PLEASE REFER TO THE VARIABLE ACCOUNT AND DEATH BENEFIT SECTIONS FOR ADDITIONAL INFORMATION. WE AGREE TO PAY THE BENEFITS OF THIS CONTRACT IN ACCORDANCE WITH ITS TERMS.

                                 RIGHT TO CANCEL

We want you to be satisfied with the contract you have purchased and we urge you to examine it closely. If for any reason you are not satisfied, you may return the contract to us or an authorized representative within 10 days after receipt of the contract.

If you return the contract, it will be void from the Date of Issue, and you will receive a refund equal to the total of:

     1. the difference between any payments made, including fees or any other charges, and the amounts allocated to the Variable Account;

     2. the value of the amounts in the Variable Account on the date the returned contract is received at our Principal Office; and

     3.   any fees or other charges imposed on amounts in the Variable Account.


                FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY

Home Office:        Dover, Delaware
Principal Office:   440 Lincoln Street, Worcester, Massachusetts 01653

This is a legal contract between Allmerica Financial Life Insurance and Annuity Company and the owner. It is issued in consideration of the payment shown on the Specifications Page.

     President                                                   Secretary



            MODIFIED SINGLE PAYMENT VARIABLE LIFE INSURANCE CONTRACT
                                NON-PARTICIPATING

FORM 1036-96

                                TABLE OF CONTENTS

SPECIFICATIONS                                            3

DEFINITIONS                                               7

GENERAL TERMS                                             9

INFORMATION ABOUT YOU AND THE BENEFICIARY                11

WHAT YOU SHOULD KNOW ABOUT:

         THE PAYMENTS                                    12

         YOUR CONTRACT VALUE                             14

         THE VARIABLE ACCOUNT                            16

         THE FIXED ACCOUNT                               19

         TRANSFERS                                       21

         BORROWING FROM YOUR CONTRACT                    22

         SURRENDERS AND PARTIAL WITHDRAWALS              23

         THE DEATH BENEFIT                               25

         THE BENEFIT OPTIONS                             26


FORM 1030-96                            2

                                 SPECIFICATIONS

Contract Number:    Specimen
----------------------------------------------------------------------------------------------------------------------
           [First] Insured:  John Doe                                    [First] Insured's Sex:  Male

     [First] Insured's Age:  35                      [First] Insured's Underwriting Risk Class:  Non-Smoker
----------------------------------------------------------------------------------------------------------------------

          [Second Insured:]                                             [Second Insured's Sex:]

    [Second Insured's Age:]                         [Second Insured's Underwriting Risk Class:]
----------------------------------------------------------------------------------------------------------------------

             Date of Issue:  08/20/96                                            Contract Plan:  Modified Single
                                                                                                 Payment Variable Life
                                                                                                 Insurance Contract

               Face Amount:  $318,554                                  Monthly Processing Date:  1st of each month

                  Owner(s):  John Doe                                                    Rider:  Living Benefits Rider

      Beneficiary at Issue:  Mary Doe                                      Rider Date of Issue:  08/20/96
----------------------------------------------------------------------------------------------------------------------

                   Payment:  $50,000

           Maximum Payment:  The greater of [$50,000] or [$4,123.06] times the current contract year.

        Final Payment Date:  08/20/60

Initial Payment Allocation:


VARIABLE SUB-ACCOUNTS
---------------------
Select Emerging Markets                                    Allmerica Equity Index
FT VIP Templeton Foreign Securities                        Fidelity VIP Growth
Oppenheimer Global Securities                              FT VIP Franklin Large Cap Growth
Select International Equity                                Oppenheimer Capital Appreciation
AIM V.I. Aggressive Growth                                 Select Aggresssive Growth
AllianceBernstein Small Cap Value                          Select Growth
Fidelity VIP Value Strategies                              AIM V.I. Basic Value
FT VIP Small Cap                                           AllianceBernstein Value
FT VIP Small Cap Value Securities                          Alliance Growth & Income
MFS New Discovery                                          Fidelity VIP Contrafund
Select Strategic Growth                                    Fidelity Equity Income
Mid Cap Equity                                             MFS Total Return
AIM V.I. Capital Development                               MFS Utilities


FORM 9030-96                          3


VARIABLE SUB-ACCOUNTS
---------------------
Fidelity VIP III Mid Cap                                   Oppenheimer Main Street Growth & Income
FT VIP Mutual Shares Securities                            Oppenheimer Multiple Strategies
MFS Mid Cap Growth                                         Select Growth & Income
Select Capital Appreciation                                Oppenheimer High Income
Select Value Opportunity                                   Fixed Income
AIM V.I. Blue Chip                                         Allmerica Government Securities
AIM V.I. Premier Equity                                    Select Investment Grade Income
Alliance Technology                                        Select Strategic Income
Allmerica Core Equity Alliance Premier Growth              Allmerica Money Market


     FIXED ACCOUNT:
     --------------
10%  Initial Interest Rate:  [4%]


                                       3.1


[First Insured:            John Doe                  Contract Number:  Specimen
[Second Insured:]
-----------------------------------------------------------------------------------------------------------------------
Minimum Additional Payment:                         [$10,000]
Minimum Fixed Account Interest Rate:                [4% of value not subject to Outstanding Loan]
                                                    [4% of value securing Outstanding Loan - not preferred loan]
                                                    [5 1/2% of value securing Outstanding Loan - preferred loan]
Outstanding Loan Interest Rate                      [6%]
Maximum Loan Amount:                                90% of Surrender Value
Minimum Loan Amount:                                [$1.000]
Minimum Balance After Withdrawal:                   [$25,000]
Free Withdrawal Amount:                             [10% of Contract Value]

Fees and Deductions:                                                     CURRENT                    GUARANTEED

Administration Charge:                                                   [0.25%] Annually (1)       [0.25%] Annually (1)
Distribution Fee (Contract Years 1 - 10):                                [1.15%] Annually (1)       [1.15%] Annually (1)
Federal & State Payment Tax Charge (Contract years 1 - 10):              [1.75%] Annually (1)       [1.75%] Annually (1)
Insurance Protection Charge:                                             [0.50%] Annually (1)       See Page 5
Mortality & Expense Risk Charge:                                         [0.90%] Annually (2)       [0.90%] Annually (2)
Monthly Maintenance Fee:                                                 [$5.00]  Monthly (3)       [$5.00]  Monthly (3)

(1) This charge is deducted monthly from the Contract Value on a Pro Rata basis. The monthly charge is equal to one-twelfth of this factor times the Contact Value.

(2) This charge is deducted daily from the Variable Accounts on a pro rata basis.

(3) This charge is deducted only when the Contract Value is less than [$25,000.]

If you have any questions, need information about your coverage or require assistance, please call our Principal Office. The number is [(508)855-1000].

[First] Insured:           John Doe                  Contract Number:  Specimen
[Second Insured:]


           GUARANTEED MAXIMUM MONTHLY INSURANCE PROTECTION RATE TABLE

    [AGE]                                                 [AGE]
[AGE YOUNGER          INSURANCE PROTECTION           [AGE YOUNGER           INSURANCE PROTECTION
  INSURED]               RATE PER $1,000                INSURED]                RATE PER $1,000
------------------------------------------------------------------------------------------------
      35                       0.14                        65                         1.87
      36                       0.15                        66                         2.07
      37                       0.16                        67                         2.29
      38                       0.17                        68                         2.53
      39                       0.18                        69                         2.79
      40                       0.19                        70                         3.09
      41                       0.21                        71                         3.44
      42                       0.22                        72                         3.83
      43                       0.24                        73                         4.29
      44                       0.26                        74                         4.79

      45                       0.28                        75                         5.33
      46                       0.31                        76                         5.90
      47                       0.33                        77                         6.51
      48                       0.36                        78                         7.15
      49                       0.39                        79                         7.84
      50                       0.42                        80                         8.62
      51                       0.46                        81                         9.49
      52                       0.51                        82                        10.50
      53                       0.56                        83                        11.62
      54                       0.62                        84                        12.86

      55                       0.68                        85                        14.17
      56                       0.75                        86                        15.56
      57                       0.83                        87                        17.00
      58                       0.91                        88                        18.48
      59                       1.01                        89                        20.04
      60                       1.11                        90                        21.69
      61                       1.23                        91                        23.48
      62                       1.36                        92                        25.50
      63                       1.51                        93                        27.96
      64                       1.69                        94                        31.38

                                                           95                        36.79
                                                           96                        46.58
                                                           97                        67.04
                                                           98                        83.33
                                                           99                        83.33


                  [Note: Single life, Male, Age 35, Non-smoker]
                   [Based on 1980 CSO Age Last Birthday Table]

[First] Insured:           John Doe                  Contract Number:  Specimen
[Second Insured:]


                 GUIDELINE MINIMUM SUM INSURED TABLE

    [AGE]                                           [AGE]
YOUNGER INSURED                                [YOUNGER INSURED
     AGE]                 PERCENTAGE                 AGE]              PERCENTAGE
---------------------------------------------------------------------------------
   [thru 40                  250%                     60                  130%
      41                     243%                     61                  128%
      42                     236%                     62                  126%
      43                     229%                     63                  124%
      44                     222%                     64                  122%
      45                     215%                     65                  120%
      46                     209%                     66                  119%
      47                     203%                     67                  118%
      48                     197%                     68                  117%
      49                     191%                     69                  116%
      50                     185%                     70                  115%
      51                     178%                     71                  113%
      52                     171%                     72                  111%
      53                     164%                     73                  109%
      54                     157%                     74                  107%
      55                     150%                 75 thru 90              105%
      56                     146%                     91                  104%
      57                     142%                     92                  103%
      58                     138%                     93                  102%
      59                     134%                     94                  101%
                                                 95 and over              100%]


    SURRENDER CHARGE TABLE (PERCENT OF TOTAL PAYMENTS WITHDRAWN)


   CONTRACT           CONTINGENT DEFERRED        UNRECOVERED             TOTAL
     YEAR*                 SALES LOAD            PAYMENT TAX        SURRENDER CHARGE
------------------------------------------------------------------------------------
      [1                      7.5%                  2.25%                9.75%
       2                      7.5%                  2.00%                9.50%
       3                      6.0%                  1.75%                7.75%
       4                      6.0%                  1.25%                7.50%
       5                      4.5%                  1.25%                5.75%
       6                      4.5%                  1.00%                5.50%
       7                      3.0%                  0.75%                3.75%
       8                      3.0%                  0.50%                3.50%
       9                      1.5%                  0.25%                1.75%
      10                        0%                     0%                   0%]

   *For a contract that lapses and is restored, see Reinstatement provisions.

                                   DEFINITIONS

AGE means how old the Insured is on his/her last birthday measured on the Date of Issue and each contract anniversary.

APPLICATION                        is the form you complete to apply for this
                                   contract. It contains your payment, payment allocation and other information that enable us to prepare this contract. If a medical questionnaire or other forms are required, they become a part of the application. It is signed by you and the Insured and becomes a part of this contract.

ASSIGNEE is the person to whom you have transferred your ownership of this contract.

COMPANY means Allmerica Financial Life Insurance and Annuity Company, also referred to as we, our, and us.

CONTRACT CHANGE                    means any change in the Underwriting Risk
                                   Class or the addition or deletion of a Rider.

CONTRACT VALUE                     is the sum of your values in the Variable
                                   Account and the Fixed Account.

DATE OF ISSUE                      is stated on the Specifications
                                   Page. Contract months, years and
                                   anniversaries are measured from this date.

EARNINGS means the amount by which the Contract Value exceeds the sum of the payments made less any payments that were previously considered withdrawn. Earnings are calculated on each Monthly Processing Date.

EVIDENCE OF INSURABILITY           is the information, including
                                   medical information, that we use to decide the Underwriting Risk Class of the Insured.

FACE AMOUNT                        is the amount of insurance coverage.
                                   The Face Amount is shown on the
                                   Specifications P e death benefit is based on the Face Amount; see the Death Benefit section.

FINAL PAYMENT DATE                 is the contract anniversary
                                   before the insured's (younger insured's)
                                   100th birthday. This date is shown on the Specifications Page. The net death benefit after this date will equal the Contract Value minus any Outstanding Loan.

FIXED ACCOUNT                      is the part of the Company's General Account
                                   to which all or a portion of a payment or transfer may be allocated.

FUND is a separate investment series for investment by a Sub-Account of the Variable Account.

GENERAL ACCOUNT                    is the assets of the Company that are not
                                   allocated to a Separate Account.

INSURANCE PROTECTION               is the death benefit minus the Contract
AMOUNT                             Value.


INSURED is the person or persons covered as indicated on the Specifications Page. If more than one person is named, all provisions of the Contract that are based on the death of the "Insured" will be based on the date of death of the last survivor of the persons named.

FORM 1030-96                            7

MONTHLY INSURANCE                  is the amount of money that we deduct from
PROTECTION CHARGE                  the Contract Value each month to pay for the
                                   insurance.

MONTHLY PROCESSING DATE            is the date the monthly
                                   charges are deducted from the Contract Value.
                                   This date is shown on the Specifications
                                   Page. If the Company is not open on this date, the Monthly Processing Date will be the next business date.

OUTSTANDING LOAN                   means all unpaid contract loans plus interest
                                   due or accrued on such loans.

PRINCIPAL OFFICE                   is the Company's office at 440 Lincoln
                                   Street, Worcester, Massachusetts, 01653.

PRO RATA refers to an allocation among the Sub-Accounts of the Variable Account and the Fixed Account. A Pro Rata allocation will be in the same proportion that the Contract Value in each Sub-Account of the Variable Account and the Contract Value in the Fixed Account (other than value that is subject to Outstanding Loan) have to the total Contract Value.

RIDER is an optional benefit that may be added to your contract.

SEPARATE ACCOUNT                   is a segregated account established
                                   by the Company. The assets are not commingled with the Company's general assets.

SPECIFICATIONS PAGES               contain information specific to your contract
                                   and are located after the Table of Contents.

SUB-ACCOUNTS                       are subdivisions of the Variable Account
                                   investing exclusively in the shares of one or more Funds.

UNDERWRITING RISK CLASS            means the insurance risk classification that
                                   we assign to the Insured based on the
                                   information in the Application
                                   and any other Evidence of Insurability we obtain. The Underwriting Risk Class affects the Monthly Insurance Protection Charge.

VARIABLE ACCOUNT                   is the Company's Separate Account,
                                   consisting of Sub-Accounts that invest in the underlying Funds.

WRITTEN REQUEST                    is a request you make in written form that is
                                   satisfactory to us and filed at our
                                   Principal Office.

YOU OR YOUR                        means the owner of this contract as shown in
                                   the Application or in the latest change
                                   filed with us.

                                   GENERAL TERMS

ENTIRE CONTRACT This contract, with a copy of the Application, and any attached endorsements, is the entire contract between you and us. The entire contract also includes: a copy of any Application to change to a better Underwriting Risk Class, any new Specifications Pages, and any supplemental pages issued.

                                   We assume that the information you and the Insured provide in any Application is accurate and complete to the best of your knowledge. If we contest this contract or deny a claim, we may use only the information you and the Insured provided in an Application. Our representatives are not permitted to change this contract or extend the time for making payments. Only our President, a Vice President or Secretary may change the provisions of this contract, and then only in writing.

RIGHT TO CONTEST THE               A contest is any action taken by us to cancel
CONTRACT IS LIMITED                your insurance or deny a claim based on
                                   untrue or incomplete answers in your
                                   Application. We cannot contest the Face
                                   Amount of the contract if it has been in force for two years from the Date of Issue and the Insured is alive at the end of this two-year period.

                                   If the Underwriting Risk Class is changed at your request, we cannot contest the change after it has been in force for two years from its effective date and the Insured is alive.

NON-PARTICIPATING                  No insurance dividends will be paid on this
                                   contract.

ADJUSTMENT OF INTEREST             We determine the Fixed Account interest rates
RATES                              used to calculate the Contract Value,
                                   subject to the guarantees on the
                                   Specifications Page. Any changes in these rates will be based on changes in our future expectations for our investment earnings.

SUICIDE EXCLUSION                  If an Insured, while sane or insane, commits
                                   suicide within two years of the Date of Issue of this contract, we will not pay a death benefit. The beneficiary will receive only the total amount of payments made to us less any Outstanding Loan and amounts withdrawn.

NOTICE OF FIRST TO DIE             In the case of second-to-die insurance, upon
                                   the death of the Insured who dies first, the owner agrees to mail to the Principal Office, within 90 days of the date of death, or as soon thereafter as is reasonably possible, proof of death.

MISSTATEMENT OF AGE OR             On the date of death of the insured, the
SEX                                death benefit will be reduced or increased if
                                   the Age or sex is misstated. The adjustment will be based upon the ratio of the Maximum
                                   Payment for this contract to the Maximum
                                   Payment for the contract issued at the
                                   correct Age or sex.

PROTECTION OF BENEFITS             To the extent allowed by law, the benefits
                                   provided by this contract cannot be
                                   reached by the beneficiary's creditors. No beneficiary may assign, transfer, anticipate, or encumber the Contract Value or benefit unless you give them this right.

PERIODIC REPORT                    We will mail a report to you at your
                                   last know address at least once a year. This report will provide the following information:

                                   -    Contract Values in each Sub-Account and
                                        in the Fixed Account;

                                   -    the value of the contract if
                                        surrendered;

                                   -    payments made by you and charges
                                        deducted by us since the last report;

                                   -    the Outstanding Loan and any other
                                        information required by law; and

                                   -    the death benefit.

                                   INFORMATION ABOUT YOU AND THE BENEFICIARY

OWNER The owner of the contract is shown on the Specifications Page. The owner may change the ownership of this contract without the consent of any beneficiary. However, an irrevocable beneficiary must agree to the change in writing.

ASSIGNMENT                         You may change the ownership of this contract
                                   by sending us a Written Request. An absolute assignment will transfer ownership of the contract from you to another person called the Assignee.

                                   You may also assign this contract as
                                   collateral to a collateral Assignee. The limitations on your ownership rights while a collateral assignment is in effect are specified in the assignment.

                                   An assignment will take place only when the Written Request is recorded at our Principal Office. When recorded, it will take effect on the date it was signed by you. Any rights created by the assignment will be subject to any payments made or actions taken by us before the change is recorded. We are not responsible for assuring that any assignment or any Assignee's interest is valid.

BENEFICIARY                        You name the beneficiary to receive the net
                                   death benefit. The beneficiary's interest will be affected by any assignment you make.
                                   If you assign this contract as collateral, all or a portion of the net death benefit will first be paid to the collateral
                                   Assignee; any money left over from the amount due the Assignee will go to those otherwise entitled.

                                   Your choice of beneficiary may be revocable or irrevocable. You may change a revocable beneficiary at any time by Written Request; but an irrevocable beneficiary must agree to any change in writing. You will also need an irrevocable beneficiary's permission to exercise other rights and options granted by this contract. Unless you have asked otherwise, the beneficiary will be revocable.

                                   Any change of the beneficiary must be made while the Insured is living. This change will take place on the date the request is signed, even if the Insured is not living on the day we receive it at the Principal Office. Any rights created by the change will be subject to any payments made, or actions taken, before we receive the Written Request.

                                   If a beneficiary dies before the Insured, his or her interest in this contract will pass to any surviving beneficiaries in proportion to their share in the net death benefit, unless you have requested otherwise. If all beneficiaries die before the Insured, the net death benefit will pass to you or your estate.

COMMON DISASTER                    The common disaster option may be elected by
OPTION                             Written Request.  If the common disaster
                                   option is in effect on the date of the
                                   Insured's death, the beneficiary must be alive a certain number of days following the Insured's date of death in order to be entitled to receive a benefit. Otherwise, we will pay the net death benefit as though the beneficiary died before the Insured. The number of days that the beneficiary must live after the Insured's death is selected by you when you elect the common disaster option.

                                   WHAT YOU SHOULD KNOW ABOUT THE PAYMENTS

PAYMENTS This contract will not be in force until the payment is made to us. The payment must be sent to either our Principal Office or an authorized representative. If you request it in writing, we will send you a signed receipt after the payment is received.

                                   Additional payments under the contract will be permitted prior to the Final Payment Date only under the following circumstances:

                                   1.    An additional payment is required to
                                         keep the contract in force subject to
                                         the Grace Period provisions.

                                   2.    An additional payment is required for
                                         reinstatement.

                                   3.    Additional payments may be made at any
                                         time provided total payments do not
                                         exceed the Maximum Payment shown on the
                                         Specifications Page. The minimum amount
                                         of the additional payment is indicated
                                         on the Specifications Page. We may
                                         require Evidence of Insurability if the
                                         additional payment would increase the
                                         net death benefit. A payment received
                                         while there is an Outstanding Loan on
                                         the contract will be considered a loan
                                         repayment rather than an additional
                                         payment.

                                   This contract will terminate 62 days after a Monthly Processing Date on which the surrender value is less than zero. The 62 day period is a grace period. At least 61 days before the end of the grace period, we will mail the owner and any Assignee written notice of the amount of payment that will be required to continue this contract in force. The required payment will be no greater than the amount required to pay the monthly deductions for three months as of the day the grace period began. If that payment is not paid by the end of the grace period, the contract will terminate without value.

                                   The death benefit during the grace period will be reduced by any overdue charges. The contract will lapse if the amount shown in the notice remains unpaid at the end of the grace period. The contract terminates on the date of lapse.

REINSTATEMENT                      If this contract has lapsed or foreclosed for
                                   failure to pay loan interest and has not been surrendered, it may be restored (called
                                   "reinstate" in this contract) within three years after the date of default or foreclosure. We will reinstate the contract on the Monthly Processing Date following the day we receive all of the following items:

                                   -    a written Application for reinstatement;

                                   -    Evidence of Insurability showing the
                                        Insured is insurable according to our
                                        underwriting rules at that time;

                                   -    a payment sufficient to cover the cost
                                        of all contract charges that were due
                                        and unpaid during the grace period;

                                   -    a payment large enough to keep the
                                        contract in force for three months; and

                                   -    a payment or reinstatement of any loans
                                        against the contract that existed at the end of the grace period.

                                   Your reinstatement payment will be allocated to the Fixed Account until we approve your Application. At that time, we will transfer the reinstatement payment, plus accrued interest, as you directed in your last payment allocation request.

                                   The Contract Value on the reinstatement date is:

                                   -    the payment to reinstate the contract,
                                        including the interest earned from the
                                        date we receive your payment; plus

                                   -    an amount equal to the Contract Value
                                        less any Outstanding Loan on the default date; less

                                   -    the monthly deductions due on the
                                        reinstatement date.

                                   For the purpose of measuring the surrender charge period, the contract will be reinstated as of the date of default. The surrender charge on the reinstatement date is the charge that was in effect on the date of default.

                                   WHAT YOU SHOULD KNOW ABOUT YOUR CONTRACT
                                   VALUE

                                   Your Contract Value is the sum of the
                                   Variable Account value and the Fixed Account value.

ALLOCATION OF INITIAL              If you make a payment with your Application
PAYMENTS                           or at any time before your right to examine
                                   the contract expires, we may put that
                                   payment into the Money Market
                                   Fund Sub-Account on the date it is received at our Principal Office or the Date of Issue, if later. We will transfer the Contract Value as you directed in your Application, or by later request, no later than the expiration of the period during which you may exercise your right to cancel the contract.

MONTHLY DEDUCTION                  Beginning on the date this contract
                                   is issued and on every Monthly Processing
                                   Date until the Final Payment Date, we will deduct the following monthly charges Pro Rata from the Contract Value:

                                   -    the Administration Charge;

                                   -    the Distribution Fee;

                                   -    the Federal & State Payment Tax Charge;

                                   -    the Insurance Protection Charge; and

                                   -    the Monthly Maintenance Fee.

                                   These amounts are shown on the Specifications Page.

                                   Charges allocated to the Fixed Account will be deducted on a last-in, first-out basis. This means that we use the most recent payments to pay the fees.

ADMINISTRATION CHARGE              The Administration Charge compensates
                                   us for the cost of providing administrative services attributable to this Contract.

DISTRIBUTION FEE                   The Distribution Fee compensates us for
                                   distribution expenses.

FEDERAL & STATE PAYMENT            This charge compensates us for federal, state
TAX CHARGE                          and local taxes we must pay.

INSURANCE PROTECTION               The Insurance Protection Charge
                                   compensates us for the cost of providing a death benefit in excess of the Contract
                                   Value. This charge will not exceed the
                                   guaranteed maximum Insurance Protection
                                   Charge. The guaranteed maximum Insurance
                                   Protection Charge for any contract month is equal to (a) times (b), where:

                                   (a)   is the rate shown in the Guaranteed
                                         Maximum Monthly Insurance Protection
                                         Table shown on the Specifications Page,
                                         and

                                   (b)   is the Insurance Protection Amount.

                                   The insurance protection rates actually
                                   charged will usually be lower than, and never will be higher than, the guaranteed rates. We may change the monthly insurance protection rate from time to time based on our expectations as to future experience for mortality, expenses, taxes, or persistency. Any change in insurance protection rates will apply to all individuals in the same Underwriting Risk Class as the Insured. We will review the actual insurance protection rates for

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                                   this contract whenever we change these rates
                                   for new contracts. In any event, rates will be reviewed no more often than once each year, but not less than once in a five-year period.

MONTHLY MAINTENANCE                The Monthly Maintenance Fee shown on the
FEE                                Specifications page will be deducted on each
                                   Monthly Processing Date.

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                                   WHAT YOU SHOULD KNOW ABOUT THE VARIABLE
                                   ACCOUNT

VARIABLE ACCOUNT                   The value of your contract will vary if it is
                                   funded through investments in the
                                   Sub-Accounts of the Variable Account. This account is separate from our Fixed Account.
                                   We have exclusive and absolute ownership and control of all assets, including those in the Variable Account. However, the portion of assets in the Variable Account equal to the reserves and liabilities of the contracts that are supported by this account will not be charged with liabilities that arise out of any other business we conduct.

                                   This account, established to support variable life insurance contracts, is registered with the Securities and Exchange Commission (SEC) as a unit investment trust under the Investment Company Act of 1940. It is also governed by the laws of the State of Delaware.

                                   This account has several Sub-Accounts. Each
                                   Sub-Account invests its assets in a separate series of a registered investment company (called a "Fund"). We reserve the right, when the law allows, to change the name of the Variable Account or any of its Sub-Accounts. A list of the available Sub-Accounts in which you may choose to invest is on the Application.

VARIABLE ACCOUNT                   The portion of the payment you make to us
CONTRACT VALUE                     which is not allocated to the Fixed Account
                                   will  be allocated to the Money market Fund
                                   Sub-Account on the date we receive the
                                   payment or

                                   the Date of Issue, if it occurs after the date we receive the payment. This value will be transferred to the Sub-Accounts in accordance with your payment allocation no later than the expiration of the period during which you may exercise your right to cancel the contract. Payments made thereafter that are allocated to the Sub-Accounts will purchase additional units of the Sub-Accounts.

                                   The number of units purchased in each
                                   Sub-Account is equal to the portion of the payment allocated to the Sub-Account, divided by the value of the applicable unit as of the valuation date the payment is received at our Principal Office, or on the valuation date that value is transferred to the Sub-Account from another Sub-Account or the Fixed Account.

                                   The number of units will remain fixed unless
                                   (1) changed by a subsequent split of unit value, or (2) reduced because of a transfer, contract loan, partial withdrawal, partial withdrawal transaction charge, monthly deductions, surrender or surrender charge allocated to the Sub-Account. Any transaction described in (2) will result in the cancellation of an appropriate number of units. On each valuation date, we will value the assets of each Sub-Account where activity has occurred. The Contract Value in a Sub-account at any time is equal to the number of units this contract then has in that Sub-Account multiplied by the Sub-Account's unit value. The value of a unit for any Sub-Account for any valuation period is determined by multiplying that Sub-Account's unit value for the immediately preceding valuation period by the net investment factor for the valuation period for which the unit value is being calculated. The unit value will reflect the investment advisory fee and other expenses incurred by the registered investment companies.

NET INVESTMENT FACTOR              This measures the
                                   investment performance of a Sub-Account
                                   during the valuation period that has just ended. The net investment factor is the result of (a) plus (b), divided by (c), minus
                                   (d) where:

                                   (a)   is the net asset value per share of a
                                         Fund share held in the Sub-Account
                                         determined at the end of the current
                                         valuation period, plus

                                   (b) is the per share amount of any dividend or capital gain distributions made by the Fund on shares held in the Sub-Account if the "ex-dividend" date occurs during the current valuation period.

                                   (c)   is the net asset value per share of a
                                         Fund share held in the Sub-Account
                                         determined as of the end of the
                                         immediately preceding valuation period.

                                   (d)   is a charge for mortality and expense
                                         risks in the valuation period.  The
                                         current mortality and expense risk
                                         charge is shown on the Specifications
                                         Page.  This charge may be increased or
                                         decreased, but will never exceed the
                                         maximum mortality and expense risk
                                         charge shown on the Specifications
                                         Page.  Expense and mortality results
                                         may not adversely affect this maximum
                                         charge.

                                   Since the net investment factor may be more or less than one, the unit value may increase or decrease. You bear the investment risk. We reserve the right, subject to any required regulatory approvals, to change the method we use to determine the net investment factor.

VALUATION DATES AND                A valuation date is each day that the New
PERIODS                            York Stock Exchange (NYSE) is open for
                                   business and any other day that there is enough trading in the Variable Account's underlying portfolio securities to materially affect the value of the Variable Account. A valuation period is the period between valuation dates.

ADDITION, DELETION OR              We may not change the investment policy of
SUBSTITUTION OF                    the Variable Account without the approval of
INVESTMENTS                        the Insurance Commissioner of Delaware. This
                                   approval process is on file with the
                                   Commissioner of your state.

                                   We reserve the right, subject to compliance with applicable law, to add, delete, or substitute the shares of a Fund that are held by the Variable Account or that the Variable Account may purchase. We also reserve the right to eliminate the shares of any Fund if they are no longer available for investment, or if we believe investing more in any Fund is no longer appropriate for the purposes of the Variable Account.

                                   We will notify you before we substitute any of your shares in the Variable Account. This will not, however, prevent the Variable Account from buying other shares of underlying securities for other series or classes of policies, or from permitting a conversion between series or classes of policies or contracts when requested by the contract owner.

                                   We reserve the right to establish other
                                   Sub-Accounts, and to make them available to any class or series of policies as we think appropriate. Each new Sub-Account would invest in a new investment company or in shares of another open-end investment company. We also reserve the right to eliminate or combine existing Sub-Accounts of the Variable Account and to transfer the assets between Sub-Accounts, when allowed by law.

                                   If we make any substitutions or changes that we believe are necessary or appropriate, we may make changes in this contract by written notice to reflect the substitution or change. If we think it is in the best interests of our contract owners, we may operate the Variable Account as a management company under the Investment Company Act of 1940, or we may de-register it under that Act if registration is no longer required. We may also combine it with other Separate Accounts.

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FEDERAL TAXES                      If we must pay taxes on the Variable
                                   Account, we will charge you for that tax.
                                   Although the Variable Account is currently not taxable, we reserve the right to charge for taxes if it becomes taxable.

SPLITTING OF UNITS                 We reserve the right to split the
                                   value of a unit, to either increase or
                                   decrease the number of units. Any splitting of units will have no material effect on contract benefits.

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                                   WHAT YOU SHOULD KNOW ABOUT THE FIXED ACCOUNT

FIXED ACCOUNT                      The Fixed Account is part of our
                                   General Account. The General Account consists of all assets owned by us, other than those in the Variable Account and other Separate
                                   Accounts. Except as limited by law, we have sole control over the investment of these General Account assets. You do not share directly in the investment experience of the General Account, but are allowed to allocate and transfer funds into the Fixed Account.

FIXED ACCOUNT INTEREST             The interest rate credited to Contract Value
RATES                              in the Fixed Account is set by us. We will
                                   review this interest rate from time to time, at least once a year. The following guarantees apply to money in the Fixed
                                   Account.

                                   -    The interest rate in effect on the Date
                                        of Issue is guaranteed until the next
                                        contract anniversary, unless you borrow
                                        money from that Contract Value.

                                   -    The interest rate in effect on the day
                                        funds are transferred from a Sub-Account of the Variable Account to the Fixed Account is guaranteed until the next contract anniversary, unless you borrow from that Contract Value.

                                   -    The interest rate in effect on a
                                        contract anniversary is guaranteed for
                                        one year for those Contract Values in
                                        the Fixed Account on the contract
                                        anniversary as long as those values
                                        remain in the Fixed Account and are not
                                        borrowed.

                                   -    The interest rate(s) we use for that
                                        portion of the Contract Value that
                                        equals the Outstanding Loan will be at
                                        least the minimum rates shown on the
                                        Specifications Page. One of the rates
                                        shown is the Preferred Loan Rate which
                                        applies only to the portion of the
                                        Outstanding Loan that is secured by
                                        Earnings.

FIXED ACCOUNT CONTRACT             On each Monthly Processing Date, the Contract
VALUE                              Value of the Fixed Account is equal to:

                                   -    the Contract Value in this account on
                                        the preceding Monthly Processing Date
                                        increased by one month's interest, plus

                                   - payments received since the last Monthly Processing Date that are allocated to the Fixed Account plus the interest accrued from the date the payments are received by us, plus

                                   -    Variable Account Contract Value
                                        transferred to the Fixed Account from
                                        any Sub-Accounts since the preceding
                                        Monthly Processing Date, increased by
                                        interest from the date the Contract
                                        Value is transferred, minus

                                   -    Contract Value transferred from the
                                        Fixed Account to a Sub-Account since the preceding Monthly Processing Date and interest accrued on these transfers from the transfer date to the Monthly Processing Date, minus

                                   -    partial withdrawals from the Fixed
                                        Account, partial withdrawal transaction
                                        charges and surrender charges since the
                                        last Monthly Processing Date, interest
                                        accrued on these withdrawals, and
                                        charges from the withdrawal date to the
                                        Monthly Processing Date, minus

                                   -    the portion of the Monthly Deductions
                                        allocated to the Contract Value in the
                                        Fixed Account.

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                                   During any contract month the Fixed Account
                                   Contract Value will be calculated on a
                                   consistent basis.

BASIS OF VALUE OF THE              We base the minimum surrender value in the
FIXED ACCOUNT                      Fixed Account on the minimum Fixed Account
                                   interest rates and mortality table shown on the Specifications Page. Actual Contract
                                   Values are based on interest and insurance protection rates that we set. We have filed a detailed description of the way we determine this value with the State Insurance
                                   Department. All values equal or exceed the minimums required by law in the state in which this contract is delivered.

                                   WHAT YOU SHOULD KNOW ABOUT TRANSFERS

                                   While the contract is in force, you may
                                   transfer amounts between the Fixed Account and the Sub-Accounts or among Sub-Accounts on request.

                                   You may transfer, without charge, all of the Contract Value in the Variable Account to the Fixed Account once during the first 24 months after the contract is issued in order to convert to a fixed-only product. If you do so, future payments will be allocated to the Fixed Account unless you specify otherwise. All other transfers are subject to the following rules and will be permitted with our approval.

                                   We will determine the minimum and maximum amounts that may be transferred according to the rules that are in effect at the time of the transfer.

                                   We also reserve the right to limit the number of transfers that can be made in each contract year and set other reasonable rules controlling transfers.

                                   If a transfer would reduce the Contract Value in a Sub-Account to less than the current minimum balance required for such accounts, we reserve the right to include the remaining value in the amount transferred.

                                   You will not be charged for the first twelve transfers in a contract year, but a transfer charge of up to $25 may be made on each additional transfer. Any transfer charge will be deducted from the amount that is transferred. There is no charge for transfers that result from a contract loan or repayment of a loan.

                                   WHAT YOU SHOULD KNOW ABOUR BORROWING FROM
                                   YOUR CONTRACT

                                   To borrow form this contract, the only
                                   collateral you will need is the contract itself.

AMOUNT YOU MAY BORROW              The maximum loan amount is 90%
                                   of the Contract Value less the surrender charge. You may borrow an amount subject to the minimum shown on the Specifications Page, up to the maximum loan amount minus any Outstanding Loan.

                                   If you do not specify from which accounts you want to borrow, we will allocate the loan Pro Rata. In order to secure the Outstanding Loan, we will transfer the Contract Value in each Sub-Account equal to the contract loan allocated to each Sub-Account to the Fixed Account.

LOAN INTEREST                      You will pay interest on your loan at an
                                   annual rate indicated on the Specifications
                                   Page. Interest accrues daily and is payable at the end of each contract year. Any interest that is not paid on time will be added to the loan principal and bear interest at the same rate. If this makes the principal higher than the Contract Value in the Fixed
                                   Account, we will offset this shortfall by transferring funds from the Sub-Accounts to the Fixed Account. We will allocate the transferred amount among the Sub-Accounts in the same proportion that the value in each Sub-Account has to the total value in all of them.


REPAYING THE                       You may repay the Outstanding Loan at any
OUTSTANDING LOAN                   time before this contract lapses. When you
                                   repay it, we will transfer the Contract Value that is securing the loan in the Fixed
                                   Account to the various Sub-Accounts and
                                   increase the value in them. You may tell us how to allocate repayments. Otherwise, we may allocate them according to the most recent payment allocation choices you have made.
                                   Loan repayments made to the Variable Account cannot be higher than the amounts you transferred to secure the Outstanding Loan.

FORECLOSURE                        If at any time the amount of the Outstanding
                                   Loan is higher than the Contract Value minus the surrender charge, we will terminate the contract. We will mail a notice of this termination to the last known address of you and any Assignee. If the excess Outstanding
                                   Loan is not paid within 62 days after this notice is mailed, the contract will terminate with no value. You may reinstate this contract according to the Reinstatement provision.

                                   WHAT YOU SHOULD KNOW ABOUT SURRENDERS AND
                                   PARTIAL WITHDRAWALS

SURRENDER                          You may cancel this contract and receive its
                                   surrender value as long as the Insured is living on the date we receive your Written
                                   Request at our Principal Office. The contract will be canceled on that day. You may choose to receive the surrender value in a lump sum or under a benefit option.

SURRENDER VALUE                    The surrender value equals the Contract
                                   Value minus the Outstanding Loan and
                                   surrender charge. You will find the surrender charge on the Specifications Page.

PARTIAL WITHDRAWALS                You may withdraw part of the
                                   surrender value on Written Request. Each withdrawal must be at least $1,000. We will deduct a 2% withdrawal transaction charge
                                   (maximum $25) from the Contract Value each time you make a partial withdrawal.

                                   We will not permit a partial withdrawal if it reduces the Contract Value amount to less than the minimum amount shown on the Specifications Page.

                                   The Face Amount will be reduced
                                   proportionately based on the ratio of the amount of the partial withdrawal and charges to the Contract Value on the date of withdrawal. The Contract Value will be reduced by the amount of the partial withdrawal, the partial withdrawal transaction charge and any applicable surrender charges.

                                   If you do not allocate a partial withdrawal and its charges between the Fixed Account and each Sub-Account, we will automatically allocate them Pro Rata.

FREE WITHDRAWAL AMOUNT             The free withdrawal amount
                                   will not be subject to the surrender charge as described on the Specifications Page. This amount equals (a) minus (b), where:

                                   (a)   is the free withdrawal amount shown on
                                         the Specifications Page, and

                                   (b)   is the total of the withdrawals (or
                                         portions of them) made in the same
                                         contract year that were exempt from the
                                         surrender charge.

                                   The free withdrawal amount is first deducted from Earnings. Withdrawals in excess of the free withdrawal amount are deducted from payments not previously considered withdrawn on a last-in, first-out basis. Surrender charges applicable to the excess withdrawal are described on the Specifications Page.

POSTPONEMENT OF                    We may postpone any transfer from the
PAYMENT                            Variable Account, or payment of any amount
                                   payable on:
                                   -    surrender
                                   -    partial withdrawal
                                   -    transfer
                                   -    contract loan
                                   -    death of the Insured

                                   The postponement will continue during any period when:

                                   -    trading on the New York Stock Exchange
                                        is restricted as determined by the
                                        Securities and Exchange Commission, or
                                        the New York Stock Exchange is closed
                                        for days other than weekends and
                                        holidays, or

                                   -    the Securities and Exchange Commission
                                        by order has permitted such suspension,
                                        or

                                   -    the Securities and Exchange Commission
                                        has determined that such an emergency
                                        exists that disposal of portfolio
                                        securities or valuation of assets is not reasonably practical.

                                   We also may postpone any transfer from the Fixed Account or payment of any portion of the amount payable on a surrender, partial withdrawal or contract loan from the Fixed Account for not more than six months form the day we receive your Written Request and your contract, if it is required. If we postpone those payments for 30 days or more, the amount postponed will earn interest during that period of not less than 3% per year or such higher rate as required by law. We will not postpone payments to make payments on our policies.

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                                   WHAT YOU SHOULD KNOW ABOUT THE DEATH BENEFIT

NET DEATH BENEFIT                  If the Insured dies before the Final Payment
                                   Date, we will pay the net death benefit upon receipt at the Principal Office of proof of the Insured's death. The net death benefit is the Face Amount at the time of death or the guideline minimum sum insured, if greater, reduced by any Outstanding Loan, rider charges and monthly deductions due and unpaid through the contract month in which the Insured dies, as well as any partial withdrawals and surrender charges. We will pay interest from the date of death to the date the net death benefit is paid. If the Insured dies after the Final Payment Date, we will pay the Contract Value minus any Outstanding Loans. We will pay interest from the date we receive the death certificate. If you choose a lump sum payment, the interest rate will be at least
                                   3% a year, or the minimum rate set by law, if greater.

REQUIRED MINIMUM                   In order to qualify as "life insurance" under
AMOUNT OF DEATH BENEFIT            the federal tax law, this contract must
                                   provide a minimum death benefit.
                                   This is called the "guideline minimum sum insured" in the tax code. This is calculated by multiplying the Contract Value by the percentages shown on the Specifications Page.
                                   The guideline minimum sum insured varies by Age. The amounts shown in the Table are determined according to federal tax law, and will be adjusted according to any changes in that law.

                                   WHAT YOU SHOULD KNOW ABOUT THE BENEFIT
                                   OPTIONS

BENEFIT OPTIONS                    You may choose one of the following
                                   options for receiving the surrender value or the net death benefit. We will give the payee a certificate describing the benefit option you selected. If you make no choice, we will pay the benefits in a single, lump sum.

                                   We will pay all benefits from the Fixed
                                   Account. Benefits may not be allocated to the Variable Account. The amounts payable under these options, for each $1,000 applied, will be:

                                   (a) the rate per $1,000 of benefit based on our non-guaranteed current benefit option rates for this class of contracts, or

                                   (b)   the rate in this contract for the
                                         applicable benefit option, whichever
                                         is greater.

                                   If you choose a benefit option, the
                                   beneficiary may, when filing a proof of
                                   claim, pay us any amount that otherwise would be deducted from the proceeds.

OPTION A: BENEFITS FOR A           We will make equal payments for any selected
SPECIFIED NUMBER OF                number of years up to 30 years. These
YEARS (TABLE A)                    payments may be made annually, semi-
                                   annually, quarterly or monthly, whichever your choose.



OPTION B: LIFETIME                 Benefits are based on the age of the person
MONTHLY BENEFIT (TABLE             who receives the money (called the payee) on
B)                                 the date the first paymentwill be made. You
                                   may choose one of the three following
                                   options to specify when benefits will cease:

                                   -    when the payee dies with no further
                                        benefits due (Life Annuity);

                                   -    when the payee dies but not before the
                                        total benefit payments made by us equals the amount applied under this option (Life Annuity with Installment Refund); or

                                   -    when the payee dies but not before 10
                                        years have elapsed from the date of the
                                        first payment (Life Annuity with
                                        Payments Guaranteed for 10 years).

OPTIONC:INTEREST                   We will pay interest at a rate we determine
BENEFITS                           each year. It will not be less than 3% per
                                   year. We will make payments annually,
                                   semi-annually, quarterly, or monthly,
                                   whichever is preferred. These benefits will stop when the amount left has been withdrawn.
                                   If the payee dies, any unpaid balance plus accrued interest will be paid in a lump sum.

OPTION D: BENEFITS FOR A           Interest will be credited to the unpaid
SPECIFIED AMOUNT                   balance and we will make payments until the
                                   unpaid balance is gone. We will credit
                                   interest at a rate we determine each year, but no less

                                   than 3%. We will make payments annually, semi-annually, quarterly, or monthly, whichever is preferred. The benefit level chosen must provide for an annual benefit of at least 8% of the amount applied.

OPTION E: LIFETIME                 We will pay a benefit jointly to two payees
MONTHLY BENEFITS FOR TWO           during their joint lifetime. After one payee
PAYEES (TABLE E)                   dies, the benefits to the survivor will be:

                                   -    the same as the original amount, or

                                   -    in an amount equal beta of the original
                                        amount.

                                   Benefits are based on the payees' ages on the date the first payment is due. Benefits will end when the second payee dies.

SELECTING BENEFIT                  The amount we apply under any one option for
OPTIONS                            any one payee must be at least $5,000, and
                                   the periodic payment for any one payee must be at least $50.

                                   You may change any option you select before the net death benefit is paid, subject to the Owner and Beneficiary provisions. If you make no selection, the beneficiary may choose an option when the benefits become payable.

                                   If the amount of monthly income benefits under Option B for the age of the payee is the same for different periods certain, the payee will be entitled to the longest period certain for the payee's age.

                                   You may give the beneficiary the right to change from Option C or D to any other option at any time. If Option C or D is chosen by the payee when this contract becomes a claim, the payee may reserve the right to change to any other option. The payee who elects to change options must be the payee under the option selected.

ADDITIONAL                         DEPOSITS An additional deposit may be added
                                   to any proceeds when they are applied under Option B and E. We reserve the right to limit the amount of any additional deposit. We may levy a charge of no more than 3% on any additional deposits.

RIGHTS AND LIMITATIONS             A payee has no right to assign any amount
                                   payable under any option, nor to demand a lump sum benefit in place of any amount payable under Options B or E. A payee will have the right to receive a lump sum in place of installments under Option A. The payee must provide us with a Written Request to reserve this right. If the right to receive a lump sum is exercised, we will determine the lump sum benefit at the same interest rates used to calculate the installments. The amount left under Option C and any unpaid balance under Option D, may be withdrawn only as noted in the Written Request selecting the option.

                                   A corporate or fiduciary payee may select only Option A, C or D, subject to our approval.

BENEFIT DATES                      The first payment under any option, except
                                   Option C, will be due on the date this
                                   contract matures, by death or otherwise, unless another date is designated. Benefits under Option C begin at the end of the first benefit period.

                                   The last payment under any option will be made as stated in the option's description. However, if a payee under Options B or E dies before the due date of the second monthly payment, the amount applied, minus the first monthly payment, will be paid in a lump sum or under any option other than Option E. This payment will be made to the surviving payee under Option E or the succeeding payee under Option B.

BENEFIT RATES                      The Benefit Option Tables show benefit
                                   amounts for Option A, B and E. If you choose one of these options, either within five years of the date of surrender or the date the proceeds are otherwise payable, we will apply either the benefit rates listed in the Tables, or the rates we use on the date the proceeds are paid, whichever is more favorable. Benefits that begin more than five years after that date, or as a result of additional deposits, will be based on the rates we use on the date the first benefit is due.

                                 BENEFIT OPTIONS




                                     TABLE A

                        BENEFITS FOR SPECIFIED NUMBER OF
                                      YEARS

                    Payment for Each $1,000 of Contract Value
                                     Applied

         [These tables are based on an annual interest rate of 3 1/2%.]


                          SEMI-       QUAR-
YEARS       ANNUAL       ANNUAL       TERLY      MONTHLY
--------------------------------------------------------
  [1       1000.00      504.30      253.23       84.65
   2        508.60      256.49      128.79       43.05
   3        344.86      173.91       87.33       29.19
   4        263.04      132.65       66.61       22.27
   5        213.99      107.92       54.19       18.12

   6        181.32       91.44       43.92       15.35
   7        158.01       79.69       40.01       13.38
   8        140.56       70.88       35.59       11.90
   9        127.00       64.05       32.16       10.75
  10        116.18       58.59       29.42        9.83

  11        107.34       54.13       27.18        9.09
  12        99.98        50.42       25.32        8.46
  13        93.78        47.29       23.75        7.94
  14        88.47        44.62       22.40        7.49
  15        83.89        42.31       21.24        7.10

  16        79.89        40.29       20.23        6.76
  17        76.37        38.51       19.34        6.47
  18        73.25        36.94       18.55        6.20
  19        70.47        35.54       17.85        5.97
  20        67.98        34.28       17.22        5.75

  21        65.74        33.15       16.65        5.56
  22        63.70        32.13       16.13        5.39
  23        61.85        31.19       15.66        5.24
  24        60.17        30.34       15.24        5.09
  25        58.62        29.56       14.85        4.96

  26        57.20        28.85       14.49        4.84
  27        55.90        28.19       14.15        4.73
  28        54.69        27.58       13.85        4.63
  29        53.57        27.02       13.57        4.53
  30        52.53        26.49       13.3         4.45]
--------------------------------------------------------

                         LIFE INCOME OPTION TABLES

                      MONTHLY ANNUITY BENEFIT PAYMENT
                 FOR EACH $1,000 OF CONTRACT VALUE APPLIED

                                  TABLE B

    AGE                 LIFE ANNUITY WITH               LIFE           LIFE ANNUITY
  NEAREST              PAYMENTS GUARANTEED             ANNUITY       WITH INSTALLMENT
 BIRTHDAY                  FOR 10 YEARS                                   REFUND
-------------------------------------------------------------------------------------
   [50                         4.22                     4.24               4.14

    51                         4.28                     4.31               4.19
    52                         4.34                     4.37               4.25
    53                         4.41                     4.44               4.31
    54                         4.48                     4.52               4.37
    55                         4.55                     4.59               4.43

    56                         4.63                     4.68               4.50
    57                         4.71                     4.76               4.57
    58                         4.80                     4.86               4.65
    59                         4.89                     4.96               4.73
    60                         4.98                     5.06               4.82

    61                         5.08                     5.18               4.90
    62                         5.19                     5.30               5.00
    63                         5.30                     5.43               5.10
    64                         5.42                     5.56               5.20
    65                         5.55                     5.71               5.31

    66                         5.68                     5.87               5.43
    67                         5.81                     6.04               5.55
    68                         5.96                     6.22               5.68
    69                         6.11                     6.41               5.81
    70                         6.26                     6.62               5.96

    71                         6.43                     6.84               6.11
    72                         6.60                     7.08               6.27
    73                         6.77                     7.34               6.44
    74                         6.95                     7.62               6.62
    75                         7.13                     7.91               6.81]

---------------------------------------------------------------------------------------

                     [These tables are based on an annual interest rate of 3 1/2% and the 1983(a) Individual Mortality Table using a blend reflecting 40% of the male rate and 60% of the female rate.]

                         MONTHLY ANNUITY BENEFIT PAYMENT
                    FOR EACH $1,000 OF CONTRACT VALUE APPLIED

                                      TABLE E1                                                    TABLE E2

                           JOINT AND SURVIVOR LIFE ANNUITY                       JOINT AND TWO-THIRDS SURVIVOR LIFE ANNUITY
                                      OLDER AGE                                                  OLDER AGE
                   50      55      60    65      70       75      80      50      55       60      65      70       75        80

Y       [50      3.91    3.97    4.02  4.05    4.07     4.09    4.10    4.25    4.40     4.57    4.76    4.96     5.18      5.39
O
U        55              4.18    4.26  4.32    4.36     4.39    4.41            4.60     4.80    5.02    5.26     5.50      5.75
N
G        60                      4.54  4.65    4.73     4.78    4.81                     5.08    5.35    5.63     5.92      6.21
E
R        65                            5.04    5.19     5.29    5.35                             5.74    6.10     6.46      6.82

         70                                    5.75     5.95    6.08                                     6.67     7.15      7.62
A
G        75                                             6.77    7.06                                              8.04      8.69
E
         80                                                     8.29                                                       10.05]


          [These tables are based on an annual interest rate of 3 1/2% and the 1983(a) Individual Mortality Table using a proportional blend of
                           50% male and 50% female.]







            MODIFIED SINGLE PAYMENT VARIABLE LIFE INSURANCE CONTRACT
                                NON-PARTICIPATING